Exhibit 99.1

NEWS RELEASE

18-05-D95

2901 Butterfield Road

Oak Brook, III. 60523

  FOR IMMEDIATE RELEASE

   Contact:

Georganne Palffy, The Inland Real Estate Group of Companies, Inc.  (Analysts)

(630) 218-8000, ext. 2358 or palffy@inlandgroup.com

Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

(630) 218-8000 ext. 4896 or cater@inlandqroup.com

INLAND AMERICAN REAL ESTATE TRUST, INC. COMPLETES

JOINT VENTURE FUNDING OBLIGATION TO

MINTO BUILDERS

Oak Brook, III. January 30, 2007 - Inland American Real Estate Trust Inc. ("Inland American") today announced that , as of January 23, 2007, it has fulfilled its obligation to contribute approximately $1.17 billion to its joint venture , Minto Builders (Florida), Inc. (“MB REIT”).  MB REIT was formed by Inland American and Minto (Delaware), LLC, a subsidiary of a Canadian company specializing in residential development and property ownership, in the fourth quarter of 2005 to acquire and manage a diversified portfolio of real estate assets that is anticipated to reach approximately $2.7 billion.

As a result of its contributions to date, Inland American owns in the aggregate 920,000 shares , or approximately 98% , of MB REIT’s outstanding common stock.  MB REIT had a right of first refusal with respect to Inland American’s opportunities to acquire certain interests in real estate pending the completion of Inland American’s funding obligation.   As Inland American has fulfilled its funding obligation, this right of first refusal no longer exists.

As of January 1, 2007 the joint venture had closed on the acquisition of 78 properties, including 52 retail, 12 office, 13 industrial, and one multi-family property for a total of 12.1 million square feet of gross leasable area.

Inland American Real Estate Trust, Inc. is a real estate investment trust currently in its offering stage, focused on the ownership and management of a diversified portfolio, including retail, office, multi-family and industrial properties within the United States and Canada, either directly, or by acquiring REITs or other "real estate operating companies".  As of January 1, 2007, the company’s portfolio consists of wholly owned and joint venture interests in ninety-three properties, for a total of approximately 14.4 million square feet located in 23 states.  Inland American is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information, please go to the company website at www.inland-american.com.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates.